EXHIBIT 8.1.1.

Bostrom International Group Finalizes Agreement with Diversified Data Management to Distribute Morgan Beaumont Payroll Cards

Thursday, January 12, 2006

Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE NetworkTM, today announced that Bostrom International Group (BIG) and Diversified Data Management, Inc. (DDM) have finalized an agreement to offer Morgan Beaumont Prestige Payroll Cards to all of DDM’s clients’ employees.

BIG, a master distributor of Morgan Beaumont’s prepaid cards, is an insurance and business consultancy offering innovative enterprise solutions including health benefits programs and employer payroll cards. “BIG has enjoyed a long-term relationship with DDM and we are thrilled to be offering DDM a value added solution from Morgan Beaumont,” stated Charles Bostrom, CEO of BIG.

Cliff Wildes, CEO of Morgan Beaumont, Stated, “We anticipate this being the first of many similar opportunities with BIG and look forward to providing DDM’s clients with a solution to increase their productivity and ultimately their bottom line.”

DDM Payroll Systems is a Florida based, Florida owned and operated Payroll Preparation Service designed to meet the unique needs of small to medium sized businesses. Currently, they service over 35,000 employees in Central Florida. Since 1986, DDM has been providing businesses with a cost effective, dependable, and extremely flexible way to get their payrolls done.

John Pratt, the owner of DDM, stated, “DDM is very excited to provide this new benefit to our employers. In addition, these cards should increase productivity by reducing and/or eliminating the employee who loses his/her check, comes to the office, requires a new check be cut, and the old check canceled and reconciled – ultimately wasting time.”

Morgan Beaumont’s Prestige Payroll Card is a PIN-based and signature Visa® branded prepaid debit card that can be loaded with funds via employer payroll direct deposit. The card can be used to access those funds at ATM machines worldwide and anywhere Visa debit cards are accepted. DDM’s employer clients will be offering the option of the payroll card to all of their employees during the month of January via a variety of ways (inserts, signage, written and verbal communication, etc.).

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card

Solutions in the United States. The company has developed the SIRE NetworkTM, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

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